Exhibit 10(h)(v)

FORM

Liz Claiborne, Inc. 2006 Special Performance-Based Restricted Stock Grant Confirmation
Associate Name:
Associate Emplid#:

Grant Date:
Number of Shares:
Vesting Schedule: 50% Q1 2007[1] 50% January 2, 2008

1 Vesting and release of shares is contingent upon achievement of performance metrics, and will be determined as soon as practicable upon confirmation of achievement of performance metrics outlined in attached Schedule A, but no later than March 31, 2007.

WHILE EVERY EFFORT HAS BEEN MADE TO ENSURE THE ACCURACY OF THIS INFORMATION, THESE FIGURES ARE SUBJECT TO FINAL AUDIT

THE GRANT OF RESTRICTED SHARES SHALL NOT CONFER ON THE RECIPIENT ANY RIGHT TO CONTINUE IN THE EMPLOY OR OTHER SERVICE OF THE COMPANY, OR AFFECT ANY RIGHT WHICH THE COMPANY MAY HAVE TO TERMINATE SUCH EMPLOYMENT OR SERVICE.

Restricted Stock Grant Certificate – Terms and Conditions

1.

Restricted Stock Grant - Liz Claiborne, Inc. (the “Company”) hereby grants to the person named on the applicable grant confirmation statement (the “Recipient”) the number of restricted shares of common stock of the Company (the “Restricted Shares”) specified on the grant confirmation statement. As soon as practicable after the acceptance by the Recipient of this Certificate, the Company shall cause the Restricted Shares to be issued in the name of the Recipient, by book entry registration at the Company’s transfer agent. Such issuance shall be subject to this Certificate and the restrictions set forth in Sections 3 and 7 hereof. Upon the issuance of shares, the Recipient shall have the rights of a stockholder with respect to the Restricted Shares, subject to the terms, conditions and restrictions set forth in this Certificate.

2.

Vesting - Subject to the further terms included herein, the Restricted Shares shall vest and become free of restrictions on the date or dates indicated on the attached Schedule A, subject to confirmation by the Compensation Committee of the Company that the performance requirements included hereto in Schedule A have been achieved, and further provided in each case that the Recipient is then and has at all times since the grant date remained an employee of the Company. Each such date is referred to as a “Vesting Date.” As soon as practicable after each Vesting Date, the Company shall indicate on the Recipient’s account with respect to such shares that such shares are free of restrictions, and credit to such account an amount of shares released from the Dividend Escrow Account pursuant to Section 6. Vested shares shall remain subject to Sections 7 and 8.

3.

Restrictions on Shares - The Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to vesting. These restrictions shall apply as well to any shares of Common Stock or other securities of the Company which may be acquired by the Recipient in respect of the Restricted Shares as a result of any stock split, stock dividend, combination of shares or other change or any exchange, reclassification or conversion of securities.

4.

Termination of Employment - Upon termination of the Recipient’s employment with the Company (i) involuntarily without Cause, (ii) voluntarily for Good Reason, or (iii) in the event of death or permanent disability, any unvested Shares will be considered fully vested as of the termination date. Upon termination of the Recipient’s employment for any other reason, any unvested Shares shall be forfeited, and the Dividend Escrow Account (as defined in Section 6) shall be terminated, it being understood and agreed that Recipient shall not be entitled to any payment whatsoever under this Certificate or provisions of the Plan relating to this Certificate in connection with such forfeiture and termination. For purposes of Share vesting,

a.

Cause shall mean (i) Executive’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from Executive’s incapacity due to physical or mental illness or other reasons beyond the control of Executive), and which failure or refusal results in demonstrable direct and material injury to the Company; (ii)Any willful or intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”) which results in demonstrable direct and material injury to the Company; or (iii) Conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud. No act, or failure to act, on Executive’s part shall be deemed “willful” or “intentional” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Company. Executive’s termination for Cause must be pursuant to a resolution (a “Cause Resolution”) duly adopted by the affirmative vote of not less than two thirds (2/3) of the Board then in office at a meeting of the Board called upon reasonable notice to all directors and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his or her counsel (if the Executive so chooses), to be heard before the Board at such meeting, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “cause” as herein defined and specifying the particulars thereof in detail.

b.

Good Reason shall mean the occurrence of one or more of the following events: (i) Executive’s being assigned duties inconsistent with Executive’s position at the applicable date, without Executive’s consent; (2) the Company’s moving its principal executive offices by more than 20 miles if such move increases Executive’s commuting distance by more than 20 miles; (3) a material reduction in Executive’s base salary; or (4) a material breach by the Company of any of its material obligations under any employment agreement between Executive and the Company then in effect. Unless Executive shall give the Company notice of any event which, after any applicable notice and the lapse of any applicable 20-day grace period, would constitute Good Reason within 180 days of Executive’s first knowing of the event, such event shall cease to be an event constituting Good Reason.

5.

Plan Provisions to Prevail - The Restricted Shares are subject to all of the terms and provisions of the Liz Claiborne, Inc. 2000 Stock Incentive Plan (the “Plan”). Without limiting the generality of the foregoing, by accepting the grant of the Restricted Shares the Recipient agrees that no member of the Company’s Compensation Committee (the “Committee”) shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Certificate. In the event that there is any inconsistency between the provisions of this Certificate and the Plan, the provisions of the Plan shall govern.

6.

Dividends – Cash dividends that become payable on unvested Restricted Shares shall be held by the Company in escrow. On each Common Stock dividend payment date (each, a “RS Dividend Date”), the Company shall be deemed to have reinvested any cash dividend otherwise then payable on the unvested Restricted Shares in a number of phantom shares of Common Stock (including any fractional share) equal to the quotient of such dividend divided by the Market Value of a share of Common Stock on such RS Dividend Date and to have credited such phantom shares to an unfunded book account in the Recipient’s name (the “Dividend Escrow Account”). As of each subsequent RS Dividend Date, the phantom shares then credited to the Dividend Escrow Account shall be deemed to receive a dividend at the then applicable dividend rate, which shall be reinvested in the same manner in such account in the form of additional phantom shares. If any dividend payable on any RS Dividend Date is paid in the form of Common Stock, such stock dividend shall be treated as additional Restricted Shares under this Certificate, with such additional Restricted Shares being subject to the same vesting and other restrictions as the Restricted Shares with respect to which dividends became payable, and with any fractional share being treated as a cash dividend that is subject to the escrow and reinvestment procedures in this Section 6. Any other non-cash dividends credited with respect to Restricted Shares shall be subject to the escrow and reinvestment procedures in this Section 6, and shall be valued for purposes of this Section 6 at the fair market value thereof as of the relevant RS Dividend Date, as determined by the Committee in its sole discretion. At any Vesting Date, the Company shall deliver out of escrow to the Recipient that whole number of shares of Common Stock equal to the whole number of phantom shares then credited to the Dividend Escrow Account as the result of the deemed investment and reinvestment in phantom shares of the dividends attributable to the Restricted Shares on which restrictions lapse at such Vesting Date. The value of any fractional share shall be paid in cash.

7.

Withholding Taxes - Prior to the recording on Recipient’s account that any shares are free of restrictions, the Company shall withhold from Recipient’s account a number of shares having a Fair Market Value on the Vesting Date, rounded to the nearest whole share, equal to an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax that the Company is required to withhold with respect to the shares becoming free of restrictions on such Vesting Date. Recipient’s receipt of the Restricted Shares and this Certificate constitutes Recipient’s consent to such withholding of shares. In lieu of such withholding of shares, the Recipient may remit such amount in cash to the Company.

8.

Nature of Payments - The grant of the Restricted Shares hereunder is in consideration of services to be performed by the Recipient for the Company and constitutes a special incentive payment and the parties agree that it is not to be taken into account in computing the amount of salary or compensation of the Recipient for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, or (ii) any severance or other amounts payable under any other agreement between the Company and the Recipient.

9.

Notices - Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Chief Financial Officer, Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Recipient by notice as provided in this Section 9. Any notice to be given to the Recipient hereunder shall be addressed to the Recipient’s home address of record, or at such other address as the Recipient may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

10.

Right of Discharge Preserved - The grant of the Restricted Shares and the terms set forth in this Certificate shall not confer upon the Recipient the right to continue in the employ or other service of the Company, and shall not affect any right which the Company may have to terminate such employment or service.

11.

Successors and Assigns - The terms of this Certificate shall be binding upon and inure to the benefit of the Company and the Recipient and the successors and assigns of the Company and, to the extent consistent with Section 4 above and with the Plan, the heirs and personal representatives of the Recipient.

12.	Governing Law - The Restricted Shares and this Certificate shall be interpreted, construed and administered in accordance with the laws of the State of Delaware.
13.

Receipt of Prospectus - By accepting delivery of this Certificate, the Recipient acknowledges that he or she has received a copy of the Prospectus relating to the options and the shares of Company common stock covered thereby under the Plan.